Prospect Energy Corporation Makes Senior Secured Debt Investment in Barnett Shale Gas Development Company TLOGH, L.P. and Announces Follow-on Financing

NEW YORK, NY -- 11/01/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made a $15.5 million senior secured investment in TLOGH, L.P. ("TLOGH"), a gas development company based in Dallas, Texas.

Led by Samuel Dabney Ware, a real estate developer and investor based in Dallas since 1980, TLOGH holds a majority working interest in mineral leases totaling more than 1,918 acres in the Lakes of Bird's Fort area within the city limits of Arlington, Texas, in Tarrant County, which is considered one of the most productive "core" counties for production from the Barnett Shale. The Barnett Shale is one of the largest unconventional gas plays in North America. TLOGH's acreage position, on which three-dimensional seismic has been shot, has more than 400 feet of Barnett Shale thickness, at least 20 horizontal well drilling locations, and ready pipeline access.

TLOGH has entered into an operating agreement with Star of Texas Energy Services, Inc. ("Star"). Led by Ray Ledesma, Star has drilled and completed approximately 80 Barnett Shale wells. Star has contracted with leading service providers for a multiple well drilling and completion program, including Nick Steinsberger of Steinsberger Tight Gas Consultants, who helped to pioneer drilling and completion techniques in the Barnett Shale while at Mitchell Energy.

Prospect's senior debt investment in TLOGH, which is being invested in a multiple well drilling and completion program, is secured by all assets of TLOGH. Prospect received an overriding royalty interest in TLOGH as part of its investment. Petro Capital VII, L.P., an affiliate of Dallas merchant bank, Petro Capital Advisors, LLC, also co-invested with Prospect in the transaction. Prospect expects to fund an additional $14.5 million into TLOGH upon successful completion of target milestones by TLOGH.

"Prospect has the expertise and track record to be the ideal financing partner for our company," said Mr. Ware, Chief Executive Officer of TLOGH.

"We have a continuing interest in funding unconventional gas development projects in resource plays such as the Barnett Shale and elsewhere," said David Belzer, a senior investment professional with Prospect Capital Management. "TLOGH meets our stringent investment criteria, which starts with an experienced operating team."

Separately, Prospect announced today that it has invested an additional $5.0 million for drilling purposes into Conquest Cherokee LLC, an oil and gas production company focused on coalbed methane production in the Cherokee Basin in Kansas.

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577